KEARNY FINANCIAL CORP. AND SUBSIDIARIES
                STATEMENTS RE: COMPUTATION OF PER SHARE EARNINGS
                (In Thousands, Except Per Share Data, Unaudited)

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                                                              Three Months Ended    Six Months Ended
                                                              December 31, 2007    December 31, 2007
                                                              ------------------  -------------------
Income available to common stockholders                        $     1,376           $    2,406

Weighted average shares outstanding                                 68,808               68,763

Basic earnings per share                                       $      0.02           $     0.03

Income for diluted earnings per share                          $     1,376           $    2,406

Total weighted average common shares and equivalents
outstanding for diluted computation                                 68,957               68,946

Diluted earnings per share                                     $      0.02           $     0.03



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